OXiGENE REPORTS SECOND-QUARTER 2006 OPERATIONAL AND
FINANCIAL RESULTS
—Newly appointed President and CEO Dr. Richard Chin outlines OXiGENE’s vision for the way forward—
—Company committed to focus, execution and efficiency in its drug development programs—
Waltham, MA—July 26, 2006—OXiGENE, Inc. (NASDAQ: OXGN, XSSE: OXGN), an emerging pharmaceutical company developing novel small-molecule therapeutics to treat cancer and eye diseases, today reported operational and financial results for the second quarter ended June 30, 2006.
Financial Results
The net loss for the three months ended June 30, 2006 was $4,995,000, or $0.18 per share, compared with a net loss of $3,058,000, or $0.15 per share in the second quarter of 2005. For the six-month period ended June 30, 2006, the net loss was $8,332,000, or $0.30 per share, compared to a net loss of $5,086,000, or $0.27 per share, for the comparable period in 2005.
On January 1, 2006, OXiGENE adopted SFAS 123R, “Share-Based Payment,” requiring the expense recognition of the estimated fair value of all share-based payments issued to employees. Prior to this, the estimated fair value associated with such awards was not recorded as an expense, but rather was disclosed in a footnote to the Company’s financial statements. For the three and six months ended June 30, 2006, OXiGENE recorded approximately $561,000 and $1,036,000, respectively of expense associated with share-based payments as a result of SFAS 123R, compared to $0 for the three and six months ended June 30, 2005.
At June 30, 2006, OXiGENE had cash, cash equivalents and marketable securities of approximately $51,670,000 compared with approximately $58,855,000 at December 31, 2005. For the six months ended June 30, 2006, OXiGENE’s cash utilization for operations was $7,038,000.
OXiGENE’s Vision for the Way Forward
Dr. Richard Chin, President and Chief Executive Officer of OXiGENE as of July 6, 2006, stated, “I’m extremely excited to be here at OXiGENE. I believe CA4P has the potential to become a very important drug, a drug that can help many patients who are in great

OXiGENE Reports Second Quarter 2006 Operational and Financial Results/2
need. I had a chance to become familiar with the drug as a board member, and I was very impressed with what I saw. I am very pleased to have an opportunity to work with it up close.”
“CA4P is a drug directed against a well validated target that has demonstrated activity in several of our early stage clinical trials and has exhibited an encouraging safety profile to date.” Dr. Chin continued, “I am confident that we have the right team in place to give us the best chance to successfully develop the Company’s potential vascular disruption products. With the addition of Dr. Peter Harris, our newly appointed Chief Medical Officer, and me, we now have a fully rounded team of experienced professionals who have a track record of shepherding multiple biologics and small molecules successfully through registration. My plan is to bring focus and increased discipline to the Company’s clinical development efforts to increase the likelihood of success, increase efficiency, and accelerate the timeline to registration. We also intend to invest in business development activities as appropriate.”
Clinical Progress: Ophthalmology
OXiGENE has enrolled the majority of patients in its myopic macular degeneration, or MMD, Phase II study, and expects to conclude this trial prior to the end of this year. The Company’s goals in the ophthalmology arena are to refine its options, to identify the most likely area of benefit from CA4P, and to evaluate methods of drug administration that may be more effective than those being used in existing treatments.
Clinical Progress: Oncology
OXiGENE has determined that a randomized Phase II/III trial in patients with stage IIIa/IIIb non-small cell lung cancer, or NSCLC, is a clinical and regulatory path that is potentially quicker, less costly, and has a higher likelihood of success than a Phase III clinical trial in patients with stage IIIb/IV NSCLC. Therefore, OXiGENE has decided to focus on stage IIIa/IIIb NSCLC as the first lung cancer indication for CA4P, rather than the previously planned Phase III clinical trial of CA4P in stage IIIb/IV NSCLC.
As previously reported, CA4P has been granted Orphan Drug Designation for the treatment of thyroid cancers. CA4P also has received Fast Track Status from the U.S. Food and Drug Administration (FDA) and Orphan Drug Designation from the European Agency for the Evaluation of Medicinal Products (EMEA) for this indication. OXiGENE is currently evaluating potential development options for thyroid cancer that are in line with its overall development objectives and exploring the possibility that it may proceed with a late phase clinical program in this indication.
The Company is also in the early stages of a Phase II study in patients with platinum resistant ovarian cancer. Currently, this trial is actively enrolling patients in multiple centers in the U.K. This study will also be evaluated for its registrational potential.

OXiGENE Reports Second Quarter 2006 Operational and Financial Results/3
The Company’s early stage Phase Ib study combining CA4P with Avastin® is open to enrollment. The phase I study of OXi4503 is recruiting at two sites in the UK.
“I too am thrilled to join OXiGENE.” stated Peter Harris, Chief Medical Officer of OXiGENE. “Since joining the company about a month ago, I’ve spent a good portion of my time evaluating the numerous opportunities to develop OXiGENE’s vascular disrupting technologies in both oncology and ophthalmology into potential commercial products. This evaluation includes not only getting up to speed on OXiGENE’s clinical programs, but also reviewing much of the preclinical and clinical data generated to date. I believe the data is rather promising. We are all committed to focused and disciplined clinical development approaches which we believe will give us the best opportunity to commercialize our drug candidates.”
About OXiGENE, Inc.
OXiGENE is an emerging pharmaceutical company developing novel small-molecule therapeutics to treat cancer and eye diseases. The Company’s major focus is the clinical advancement of drug candidates that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property position and therapeutic development expertise to bring life saving and enhancing medicines to patients.
Safe Harbor Statement
Certain statements in this news release concerning OXiGENE’s business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: the timing, enrollment in and success of Phase II and Phase III clinical trials of CA4P for NSCLC, platinum resistant ovarian cancer, imageable solid tumors, and ; OXiGENE’s ability to complete a Phase II clinical trial for myopic macular degeneration in a timely manner and to develop a method of administration for CA4P that may be more effective than those used in existing treatments; the potential tumor killing effect of OXi4503 and its promise as a candidate for advanced cancers; and, the timing, success or advancement of OXiGENE’s ongoing preclinical research and clinical trials, including those in thyroid cancer. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; the ability to secure necessary patents; uncertainties as to the future success of ongoing and planned clinical trials; and the unproven safety and efficacy of products under development. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-Q, 8-K and 10-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.
Contact:
Investor Relations
OXiGENE, Inc.
(781) 547-5900

OXiGENE Reports Second Quarter 2006 Operational and Financial Results/4
OXiGENE, Inc.
Condensed Balance Sheets
(All amounts in 000’s)

	June 30,	December 31,
(Unaudited)	2006	2005
Assets

Cash, cash equivalents and marketable securities	$51,670	$58,855
Licensing agreement	825	873
Other assets	768	540

Total assets	$53,263	$60,268

Liabilities and stockholders’ equity

Accounts payable	$415	$693
Accrued expenses	3,628	3,041
Total stockholders’ equity	49,220	56,534

Total liabilities and stockholders’ equity	$53,263	$60,268

OXiGENE, Inc.
Condensed Statements of Operations
(All amounts in 000’s except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
License revenue	$—	$—	$—	$—

Costs and expenses:

Research and development	3,275	1,570	5,596	2,787
General and administrative	2,337	1,796	3,958	2,793

Total costs and expenses:	5,612	3,366	9,554	5,580

Operating loss	(5,612)	(3,366)	(9,554)	(5,580)

Investment income	638	308	1,250	489
Other income (loss), net	(21)	—	(28)	5

Net loss	$(4,995)	$(3,058)	$(8,332)	$(5,086)

Basic and diluted net loss per common share	$(0.18)	$(0.15)	$(0.30)	$(0.27)

Weighted average number of common shares outstanding	27,519	20,053	27,518	18,829